As filed with the U.S. Securities and Exchange Commission on July 13, 2015

Registration No. 333-195678

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1531	68-0521411
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Dale Francescon

Chairman of the Board of Directors and Co-Chief Executive Officer

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

(Address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Mark J. Kelson, Esq.
Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, California 90067
Tel: (310) 586-3856
Fax: (310) 586-0556

Approximate date of commencement of proposed sale to the public: Not Applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, as amended (Registration No. 333-195678) (the “S-1 Registration Statement”) of Century Communities, Inc., a Delaware corporation (the “Company”), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2014, and declared effective by the SEC on June 17, 2014. The S-1 Registration Statement was filed in part to register the resale from time to time by certain selling stockholders of the Company of 11,595,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company held by them.

On June 29, 2015, the Company filed with the SEC a Registration Statement on Form S-3 (Registration No. 333-205349) (the “S-3 Registration Statement”), which was declared effective by the SEC on July 10, 2015. The S-3 Registration Statement was filed in part to register the resale from time to time by certain selling stockholders of the Company of 13,073,768 shares of Common Stock held by them, which includes 8,073,768 shares of Common Stock (the “Previously Registered Shares”) previously registered for resale under the S-1 Registration Statement, but which remain unsold under the S-1 Registration Statement as of the date hereof. With respect to resales of the Previously Registered Shares, the S-3 Registration Statement is replacing the S-1 Registration Statement.

As a result of the S-3 Registration Statement replacing the S-1 Registration Statement with respect to resales of the Previously Registered Securities, the offering of the Previously Registered Securities under the S-1 Registration Statement is being terminated, and in accordance with an undertaking made by the Company in the S-1 Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the S-1 Registration Statement to deregister all of the Previously Registered Shares registered under the S-1 Registration Statement that remain unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on July 13, 2015.

CENTURY COMMUNITIES, INC.

By:	/s/ Dale Francescon
Dale Francescon
Chairman of the Board of Directors and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dale Francescon Dale Francescon	Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)	July 13, 2015

/s/ David L. Messenger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 13, 2015
David L. Messenger

/s/ Robert J. Francescon	Co-Chief Executive Officer, President and Director	July 13, 2015
Robert J. Francescon

*	Director	July 13, 2015
James M. Lippman

*	Director	July 13, 2015
Keith R. Guericke

/s/ John P. Box John P. Box	Director	July 13, 2015

*By:	/s/ Dale Francescon
Dale Francescon, Attorney-in-Fact